Portillo’s Inc. Announces Fourth Quarter and Fiscal Year 2021 Financial Results

Chicago, IL— March 10, 2022—Portillo’s Inc. (“Portillo’s” or the “Company”) (NASDAQ: PTLO), the fast-casual restaurant concept known for its menu of Chicago-style favorites, today reported financial results for the fourth quarter and fiscal year ended December 26, 2021.

Michael Osanloo, President and Chief Executive Officer of Portillo’s, said “This past year was a milestone year for Portillo’s, highlighting our ongoing commitment to greatness, even in the face of continued industry-wide challenges. Although we did feel some impact from the Omicron variant, we still delivered solid top-line growth and restaurant-level profitability in the fourth quarter. We did this by focusing on high performance across our multiple channels, and our dedication to creating memorable experiences for our guests and our own team members. Our full-year results reflect the strength of the Portillo’s brand, the resilience of our Team Members, and the impact of our accomplishments in 2021. As we look ahead, we’re excited about our future, especially our growth strategy that will bring Portillo’s unrivaled Chicago street food to even more fans across the Midwest and Sunbelt. We’re excited to continue our journey as a newly public company and we look forward to delivering excellent guest experiences any way fans want to experience Portillo’s.”

Financial Highlights for the Fourth Quarter 2021 vs. Prior Year:

•Total revenue increased 17.2% or $20.4 million to $138.9 million;
•Same-restaurant sales increased 10.3%;
•Operating income decreased $38.1 million to an operating loss of $22.5 million;
•Net income decreased $38.7 million to a net loss of $33.8 million;
•Restaurant-Level Adjusted EBITDA* increased $0.5 million to $35.0 million; and
•Adjusted EBITDA* decreased $0.3 million to $23.2 million.

Financial Highlights for Fiscal Year 2021 vs. Prior Year:

•Total revenue increased 17.5% or $79.5 million to $535.0 million;
•Same-restaurant sales increased 10.5%;
•Operating income decreased $27.3 million to $30.0 million;
•Net income decreased $25.7 million to a net loss of $13.4 million;
•Restaurant-Level Adjusted EBITDA* increased $20.1 million to $142.1 million; and
•Adjusted EBITDA* increased $10.7 million to $98.5 million.

*Adjusted EBITDA and Restaurant-Level Adjusted EBITDA are non-GAAP measures. Please see definitions and the reconciliations of these non-GAAP measures accompanying this release.

Initial Public Offering

On October 25, 2021, the Company successfully completed an initial public offering ("IPO") of 23,310,810 shares of the Company's Class A common stock (including 3,040,540 shares sold to the underwriters pursuant to their overallotment option) at an offering price of $20.00 per share. The Company received aggregate net proceeds of approximately $430.0 million (after deducting underwriting discounts and commissions and offering expenses). The net proceeds and cash on hand were used as follows:

•to repay the redeemable preferred units in full (including the redemption premium) of $221.7 million;
•to repay all of the borrowings outstanding under the Second Lien Credit Agreement (including any prepayment penalties) of $158.1 million; and
•to purchase LLC Units or shares of Class A common stock from certain pre-IPO LLC members of $57.0 million.

Recent Developments and Trends

As the COVID-19 pandemic continues and new variants emerge, such as Omicron in late 2021, the Company’s priority has been ensuring the health and safety of team members and guests, and compliance with the applicable safety regulations. The Omicron variant began quickly spreading during the end of the fourth quarter 2021 and sales, particularly seasonal catering sales, were negatively impacted during the last few weeks of the fourth quarter. Impacts also included staffing shortages that carried into the first several weeks of fiscal 2022. However, the Company did see improvements in sales trends and staffing levels beginning in mid-January 2022. Same-restaurant sales during period one of 2022 were 9.2% and improved to 13.6% in period two of 2022. The Company estimates same-restaurant sales for the first quarter of 2022 to be in the range of 7.5% to 8.5%.

The Company anticipates additional wage investments, along with increased supply chain and commodity costs, will have an impact to Restaurant-Level Adjusted EBITDA Margin in fiscal 2022. The Company plans to partially offset these expense increases through menu price increases and operational efficiencies. The Company increased certain menu prices during the fourth quarter of 2021 by approximately 3.0%. During the first quarter of 2022, the Company increased certain prices to reflect an approximate 1.5% increase to menu prices. The Company remains confident in the strength of the brand to deliver on its long-term outlook.

Review of Fourth Quarter 2021 Financial Results

Revenues for the fourth quarter ended December 26, 2021 were $138.9 million compared to $118.5 million for the fourth quarter ended December 27, 2020, an increase of $20.4 million or 17.2%. The increase in revenues was primarily attributed to an increase in our average check, increased transactions, and the opening of two new restaurants in the fourth quarter of 2020 and five new restaurants in 2021. Same-restaurant sales increased 10.3% during the fourth quarter ended December 26, 2021, which was attributable to a 9.5% increase in average check and a 0.8% increase in transactions. The higher average check was driven by an increase in menu prices and mix of items sold. For the purpose of calculating same-restaurant sales for December 26, 2021, sales for 61 restaurants were included in the Comparable Restaurant Base as of the end of fiscal 2021.

Total restaurant operating expenses for the fourth quarter ended December 26, 2021 were $103.9 million compared to $84.0 million for the fourth quarter ended December 27, 2020, an increase of $19.9 million. The increases in restaurant level operating expenses were driven by the opening of seven new restaurants since the beginning of the fourth quarter of 2020. Additionally, expenses were impacted by an increase in commodity prices (primarily beef, chicken and pork), several incremental labor investments to support our team members, including hourly and salary rate increases, training costs and discretionary bonuses, and the expansion of our dine-in capacity in 2021.

General and administrative expenses for the fourth quarter ended December 26, 2021 were $51.3 million compared to $11.9 million for the fourth quarter ended December 27, 2020, an increase of $39.4 million. The increase in general and administrative expenses were primarily driven by an increase in equity-based stock compensation of $29.3 million, an option holder payment in connection with the IPO of $6.6 million, an increase in costs associated with being a public company of $2.9 million, and increases in salaries and wages from rate increases and filling open positions.

Operating loss for the fourth quarter ended December 26, 2021 was $22.5 million compared to operating income of $15.6 million for the quarter ended December 27, 2020, a decrease of $38.1 million due to the aforementioned increase in expenses, partially offset by the aforementioned increase in revenues and lower depreciation and amortization.

Net loss for the fourth quarter ended December 26, 2021 was $33.8 million compared to net income of $4.9 million for the quarter ended December 27, 2020, a decrease of $38.7 million. The decrease in net loss was primarily due to the factors driving the aforementioned decrease in operating income combined with a $7.3 million loss on debt extinguishment. The decrease was partially offset by lower interest expense of $3.2 million and an income tax benefit of $3.5 million.

Restaurant-Level Adjusted EBITDA* for the fourth quarter ended December 26, 2021 was $35.0 million compared to $34.6 million for the quarter ended December 27, 2020, an increase of $0.5 million or 1.3%.

Adjusted EBITDA* for the fourth quarter ended December 26, 2021 was $23.2 million compared to $23.5 million for the quarter ended December 27, 2020, a decrease of $0.3 million or 1.2%.

*A reconciliation of Restaurant-Level Adjusted EBITDA and Adjusted EBITDA and the nearest GAAP financial measure is included under “Non-GAAP Measures” in the accompanying financial data below.

Review of Fiscal Year 2021 Financial Results

Revenues for the year ended December 26, 2021 were $535.0 million compared to $455.5 million for the year ended December 27, 2020, an increase of $79.5 million or 17.5%. The increase in revenues was primarily attributed to an increase in our average check, an increase in transactions and the opening of two new restaurants in the fourth quarter of 2020 and five new restaurants in 2021. Same-restaurant sales increased 10.5% during the year ended December 26, 2021, which was attributable to a 2.7% increase in transactions and a 7.8% increase in average check. The higher average check was driven by an increase in menu prices, more items per order, and mix of items sold. For the purpose of calculating same-restaurant sales for December 26, 2021, sales for 61 restaurants were included in the Comparable Restaurant Base as of the end of fiscal 2021.

Total restaurant operating expenses for the year ended December 26, 2021 were $392.9 million compared to $333.5 million for the year ended December 27, 2020, an increase of $59.3 million. The increases in restaurant level operating expenses were driven by the opening of seven new restaurants since the beginning of the fourth quarter of 2020. Additionally, expenses were impacted by an increase in commodity prices (primarily beef), several incremental labor investments to support our team members, including hourly and salary rate increases, training costs and discretionary bonuses and the expansion of our dine-in capacity in 2021.

General and administrative expenses for the year ended December 26, 2021 were $87.1 million compared to $39.9 million the year ended December 27, 2020, an increase of $47.2 million. The increase in general and administrative expenses were primarily driven by an increase in equity-based stock compensation of $29.2 million, an option holder payment in connection with the IPO of $6.6 million, an increase in costs associated with being a public company of $3.2 million, and increases in salaries and wages from rate increases and filling open positions.

Operating income for the year ended December 26, 2021 was $30.0 million compared to $57.3 million for the year ended December 27, 2020, a decrease of $27.3 million due to the aforementioned increase in expenses, partially offset by the aforementioned increase in revenues and lower depreciation and amortization.

Net loss for the year ended December 26, 2021 was $13.4 million compared to net income of $12.3 million for the year ended December 27, 2020, a decrease of $29.2 million. The increase in net loss was primarily due to the factors driving the aforementioned decrease in operating income combined with a $7.3 million loss on debt extinguishment. The decrease was partially offset by lower interest expense of $5.3 million and an income tax benefit of $3.5 million.

Restaurant-Level Adjusted EBITDA* for the year ended December 26, 2021 was $142.1 million compared to $121.9 million for the year ended December 27, 2020, an increase of $20.1 million or 16.5%.

Adjusted EBITDA* for the year ended December 26, 2021 was $98.5 million compared to $87.8 million for the year ended December 27, 2020, an increase of $10.7 million or 12.2%.

*A reconciliation of Restaurant-Level Adjusted EBITDA and Adjusted EBITDA and the nearest GAAP financial measure is included under “Non-GAAP Measures” in the accompanying financial data below.

Development Highlights

Two new Portillo’s restaurants were opened during the fourth quarter ending December 26, 2021. The opening of these restaurants completed the Company’s development plan for 2021 and brings the total restaurant count to 69 as of December 26, 2021. Subsequently, on February 1, 2022, we opened our first off-premise only restaurant, located in Joliet, Illinois, featuring three drive-thru lanes, including one specifically for pickup of advanced orders placed on our app or website, and a pick-up area inside the restaurant for third-party delivery drivers. Below are the restaurants opened since the beginning of fiscal 2021:

Location	Opening Date
Sterling Heights, Michigan	March 2021
Orlando, Florida	April 2021
Glendale, Arizona	May 2021
Westfield, Indiana	November 2021
Madison, Wisconsin	November 2021
Joliet, Illinois	February 2022

Going forward, we plan to increase our number of restaurants by approximately 10% annually. Our near-term restaurant growth strategy is focused on leveraging our proven unit economic model primarily in adjacent and national markets outside Chicagoland with favorable macroeconomic tailwinds where we already have a presence and brand awareness.

2022 and Long-Term Outlook

For 2022, the Company is anticipating the following:

•Seven new restaurant openings;
•Commodity costs up 13%-15%;
•General and administrative expenses ranging from $70 million - $75 million;
•Pre-opening expenses between $6.0 million - $6.5 million;
•Capital expenditures between $60 million - $65 million.

At the end of 2021, the Company began to record the difference in higher third-party delivery menu prices, versus regular menu prices, in revenues. This markup was previously recorded in cost of goods sold, excluding depreciation and amortization. As a result, we anticipate this change to positively impact our same-restaurant sales growth by 2%-3% in each quarter in 2022 and for the full fiscal year 2022, with a corresponding increase to costs of goods sold, excluding depreciation and amortization. This change will not impact anticipated operating income or Restaurant-Level Adjusted EBITDA.

The following long-term outlook does not constitute specific earnings guidance, but the Company believes these ranges to be achievable over the long term:

•Restaurant unit growth of 10%;
•Same-restaurant sales growth in the low single digits;
•Total revenue growth in the high single to low double-digit range;
•Adjusted EBITDA growth in the low teens.

The following definitions apply to these terms as used in this release:
Same-Restaurant Sales - The change in same-restaurant sales is the percentage change in year-over-year revenue (excluding gift card breakage) for the Comparable Restaurant Base, which is defined as the number of restaurants open for at least 24 full fiscal periods.

Adjusted EBITDA and Adjusted EBITDA Margin - Adjusted EBITDA represents net income (loss) before depreciation and amortization, interest expense and income taxes, adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing core operating performance as identified in the reconciliation of net income (loss), the most directly comparable GAAP measure to Adjusted EBITDA, included in “Non-GAAP Measures.” Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of total revenues. See also “Non-GAAP Financial Measures.”

Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin - Restaurant-Level Adjusted EBITDA is defined as revenue, less restaurant operating expenses, which include cost of goods sold (excluding depreciation and amortization), labor expenses, occupancy expenses and other operating expenses. Restaurant-Level Adjusted EBITDA excludes corporate level expenses and depreciation and amortization on restaurant property and equipment. Restaurant-Level Adjusted EBITDA Margin represents Restaurant-Level Adjusted EBITDA as a percentage of revenue. See also “Non-GAAP Financial Measures”.

For more information about the Company’s Non-GAAP measures, how they are calculated and reconciled and why management believes that they are useful, see “Non-GAAP Financial Measures” below.

Earnings Conference Call

The Company will host a conference call to discuss its financial results for the fiscal year ended December 26, 2021 on Thursday, March 10, 2022, at 10:00 AM ET. The conference call can be accessed live over the phone by dialing 201-493-6780. A telephone replay will be available shortly after the call has concluded and can be accessed by dialing 412-317-6671; the passcode is 13727174. The webcast will be available at www.portillos.com under the investors section and will be archived on the site shortly after the call has concluded.

About Portillo’s

In 1963, Dick Portillo invested $1,100 into a small trailer to open the first Portillo’s hot dog stand in Villa Park, IL, which he called “The Dog House.” As of March 10, 2022, Portillo’s has grown to include restaurants in 70 locations across nine states. Portillo’s is best known for its Chicago-style hot dogs, Italian beef sandwiches, char-grilled burgers, fresh salads and famous chocolate cake. Portillo’s Home Kitchen is the company’s fast-growing catering business. Portillo’s also ships food to all 50 states via its website.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). All statements other than statements of historical fact are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial position, results of operations, plans, objectives, future performance and business, and are based on currently available operating, financial and competitive information which are subject to various risks and uncertainties, so you should not place undue reliance on forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "aim," "anticipate," "believe," "commit," "estimate," "expect," "forecast," "outlook," "potential," "project," "projection," "plan," "intend," "seek," "may," "could," "would," "will," "should," "can," "can have," "likely," the negatives thereof and other similar expressions.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and the following:

•the potential future impact of COVID-19 (including any variant) on our results of operations, supply chain or liquidity;
•risks related to or arising from our organizational structure;
•risks of food-borne illness and food safety and other health concerns about our food;
•risks associated with our reliance on certain information technology systems and potential failures or interruptions;
•privacy and cyber security risks related to our digital ordering and payment platforms for our delivery business;
•the impact of competition, including from our competitors in the restaurant industry or our own restaurants;
•the increasingly competitive labor market and our ability to attract and retain the best talent and qualified employees;
•the impact of federal, state or local government regulations relating to privacy, data protection, advertising and consumer protection, building and zoning requirements, costs or ability to open new restaurants, or sale of food and alcoholic beverage control regulations;
•our ability to achieve our growth strategy, such as the availability of suitable new restaurant sites in existing and new markets;
•increases in food and other operating costs, tariffs and import taxes, and supply shortages; and
•other risks identified in our filings with the Securities and Exchange Commission (the “SEC’).

All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed in the Company’s Form 10-K for the fiscal year ended December 26, 2021, filed with the SEC on March 10, 2022. All of the Company’s SEC filings are available on the SEC’s website at www.sec.gov. The forward-looking statements included in this press release are made only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Investor Contact:
Fitzhugh Taylor of ICR
Investors@portillos.com

Media Contact:
ICR, Inc.
PortillosPR@icrinc.com
###

PORTILLO’S INC
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except common share and per common share data)

	Quarter Ended				Fiscal Years Ended
	December 26, 2021		December 27, 2020		December 26, 2021		December 27, 2020
REVENUES, NET	$138,908	100.0%	$118,511	100.0%	$534,952	100.0%	$455,471	100.0%

COST AND EXPENSES:
Restaurant operating expenses:
Cost of goods sold, excluding depreciation and amortization	45,299	32.6%	36,351	30.7%	166,764	31.2%	142,446	31.3%
Labor	36,355	26.2%	28,786	24.3%	138,788	25.9%	115,991	25.5%
Occupancy	7,170	5.2%	6,203	5.2%	28,060	5.2%	24,920	5.5%
Other operating expenses	15,071	10.8%	12,610	10.6%	59,258	11.1%	50,169	11.0%
Total restaurant operating expenses	103,895	74.8%	83,950	70.8%	392,870	73.4%	333,526	73.2%

General and administrative expenses	51,334	37.0%	11,936	10.1%	87,089	16.3%	39,854	8.8%
Pre-opening expenses	1,258	0.9%	1,371	1.2%	3,565	0.7%	2,209	0.5%
Depreciation and amortization	5,087	3.7%	6,180	5.2%	23,312	4.4%	24,584	5.4%
Net income attributable to equity method investment	(146)	(0.1)%	(106)	(0.1)%	(797)	(0.1)%	(459)	(0.1)%
Other income, net	(4)	—%	(445)	(0.4)%	(1,099)	(0.2)%	(1,537)	(0.3)%
OPERATING (LOSS) INCOME	(22,516)	(16.2)%	15,625	13.2%	30,012	5.6%	57,294	12.6%
Interest expense	7,570	5.4%	10,733	9.1%	39,694	7.4%	45,031	9.9%
Loss on debt extinguishment	7,265	5.2%	—	—%	7,265	1.4%	—	—%
(LOSS) INCOME BEFORE INCOME TAXES	(37,351)	(26.9)%	4,892	4.1%	(16,947)	(3.2)%	12,263	2.7%
Income tax benefit	(3,531)	(2.5)%	—	—%	(3,531)	(0.7)%	—	—%
NET (LOSS) INCOME	(33,820)	(24.3)%	4,892	4.1%	(13,416)	(2.5)%	12,263	2.7%
Less: Redeemable preferred units accretion	(4,198)	(3.0)%	(5,284)	(4.5)%	(21,176)	(4.0)%	(20,524)	(4.5)%
NET LOSS ATTRIBUTABLE TO COMMON HOLDERS	(38,018)	(27.4)%	(392)	(0.3)%	(34,592)	(6.5)%	(8,261)	(1.8)%
Net loss attributable to non-controlling interests	(19,408)	(14.0)%	—	—%	(19,408)	(3.6)%	—	—%
NET LOSS ATTRIBUTABLE TO PORTILLO'S INC.	$(18,610)	(13.4)%	$(392)	(0.3)%	$(15,184)	(2.8)%	$(8,261)	(1.8)%

Loss per common share attributable to Portillo’s Inc.:
Basic	$(0.52)		$(0.01)		$(0.42)		$(0.16)
Diluted	$(0.52)		$(0.01)		$(0.42)		$(0.16)

Weighted-average common shares outstanding:
Basic	35,807,171		51,192,433		35,807,171		51,189,017
Diluted	35,807,171		51,192,433		35,807,171		51,189,017

PORTILLO’S INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except common share and per common share data)

	December 26, 2021	December 27, 2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents and restricted cash	$39,263	$41,432
Accounts receivable	7,840	5,204
Inventory	6,078	5,075
Prepaid expenses	5,836	2,915
Total current assets	59,017	54,626
Property and equipment, net	190,834	174,769
OTHER ASSETS:
Goodwill	394,298	394,298
Trade names	223,925	223,925
Other intangible assets, net	35,832	42,255
Equity method investment	16,170	16,015
Deferred tax asset	74,455	—
Other assets	5,042	4,334
Total other assets	749,722	680,827
TOTAL ASSETS	$999,573	$910,222

LIABILITIES, REDEEMABLE PREFERRED UNITS AND COMMON EQUITY
CURRENT LIABILITIES:
Accounts payable	$27,249	$21,427
Current portion of long-term debt	3,324	3,324
Current deferred revenue	6,893	6,774
Accrued expenses	29,472	34,827
Total current liabilities	66,938	66,352
LONG-TERM LIABILITIES:
Long-term debt, net of current portion	315,829	466,380
Deferred rent	32,174	26,694
Tax receivable agreement liability	156,638	—
Other long-term liabilities	4,588	9,516
Total long-term liabilities	509,229	502,590
Total liabilities	576,167	568,942

COMMITMENTS AND CONTINGENCIES
REDEEMABLE PREFERRED UNITS, — and 100,000 units authorized, issued and outstanding as of December 26 2021 and December 27, 2020, respectively (preferred liquidation amount 101%)	—	200,571

STOCKHOLDER’S EQUITY:
Member's Equity	—	140,709
Preferred stock, $0.01 par value per share, 10,000,000 shares authorized, — issued and outstanding	—	—
Class A common stock, $0.01 par value per share, 380,000,000 shares authorized, and 35,807,171 shares issued and outstanding	358	—
Class B common stock, $0.00001 par value per share, 50,000,000 shares authorized, and 35,673,321 shares issued and outstanding	—	—
Additional paid-in-capital	186,856	—
Accumulated deficit	(15,950)	—
Total stockholders' equity attributable to Portillo's Inc.	171,264	140,709
Non-controlling interest	252,142	—
Total stockholders' equity	423,406	140,709
TOTAL LIABILITIES, REDEEMABLE PREFERRED UNITS AND STOCKHOLDERS' EQUITY	$999,573	$910,222

PORTILLO’S INC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Fiscal Years Ended
	December 26, 2021	December 27, 2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(13,416)	$12,263
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	23,312	24,584
Amortization of debt issuance costs and discount	3,607	3,863
Loss on sales of assets	256	98
Equity-based compensation	29,389	960
Deferred rent and tenant allowance	4,120	3,888
Deferred income tax (benefit) provision	(3,532)	—
Amortization of deferred lease incentives	(388)	(330)
Gift card breakage	(715)	(700)
Loss on debt extinguishment	7,265	—
Changes in operating assets and liabilities:
Accounts receivables	(777)	(753)
Receivables from related parties	(152)	280
Inventory	(1,003)	(1,180)
Other current assets	(2,921)	(416)
Accounts payable	1,788	1,354
Accrued expenses and other liabilities	(4,521)	6,573
Deferred lease incentives	690	2,314
Other assets and liabilities	(128)	5,473
NET CASH PROVIDED BY OPERATING ACTIVITIES	42,874	58,271
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(36,183)	(21,452)
Purchase of investment securities	(200)	—
Proceeds from the sale of property and equipment	123	32
NET CASH USED IN INVESTING ACTIVITIES	(36,260)	(21,420)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of short-term debt	—	(15,000)
Payments of long-term debt	(158,324)	(13,324)
Proceeds from Paycheck Protection Program loan	—	10,000
Payment of long-term debts prepayment penalty	(3,100)	—
Proceeds from equity offering, net of underwriting discounts	437,078	—
Repurchase of outstanding equity / Portillo's OpCo units	(57,010)	—
Payment of preferred units and preferred units liquidation	(221,747)	—
Payment of IPO issuance costs	(6,279)	—
Proceeds from issuance of common units	100	26
Repayment of stock subscription receivable	499	250
NET CASH USED IN FINANCING ACTIVITIES	(8,783)	(18,048)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	(2,169)	18,803
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF THE PERIOD	41,432	22,629
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT END OF THE PERIOD	$39,263	$41,432

PORTILLO’S INC
SELECTED OPERATING DATA AND NON-GAAP FINANCIAL MEASURES

	Quarter Ended		Fiscal Years Ended
	December 26, 2021	December 27, 2020	December 26, 2021	December 27, 2020
Total Restaurants (a)	69	64	69	64
AUV (in millions) (a)	N/A	N/A	$8.2	$7.7
Change in same-restaurant sales (b)	10.3%	(8.9)%	10.5%	(7.7)%
Adjusted EBITDA (in thousands)	$23,220	$23,507	$98,497	$87,804
Adjusted EBITDA Margin	16.7%	19.8%	18.4%	19.3%
Restaurant-Level Adjusted EBITDA (in thousands)	$35,013	$34,561	$142,082	$121,945
Restaurant-Level Adjusted EBITDA Margin	25.2%	29.2%	26.6%	26.8%

(a) Includes a restaurant that is owned by C&O Chicago, L.L.C. ("C&O") of which Portillo’s owns 50% of the equity.
(b) Excludes a restaurant that is owned by C&O of which Portillo’s owns 50% of the equity.

PORTILLO’S INC.
NON-GAAP FINANCIAL MEASURES

To supplement the consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: Adjusted EBITDA and Adjusted EBITDA Margin, and Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin. Accordingly, Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin are not required by, nor presented in accordance with GAAP, but rather are supplemental measures of operating performance of our restaurants. You should be aware that these measures are not indicative of overall results for the Company and that Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin do not accrue directly to the benefit of stockholders because of corporate-level expenses excluded from such measures. These measures are supplemental measures of operating performance and our calculations thereof may not be comparable to similar measures reported by other companies. These measures are important measures to evaluate the performance and profitability of our restaurants, individually and in the aggregate, but also have important limitations as analytical tools and should not be considered in isolation as substitutes for analysis of our results as reported under GAAP.

Adjusted EBITDA and Adjusted EBITDA Margin

Adjusted EBITDA represents net income (loss) before depreciation and amortization, interest expense and income taxes, adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing core operating performance as identified in the reconciliation of net income (loss), the most directly comparable GAAP measure to Adjusted EBITDA. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of total revenues.

We use Adjusted EBITDA and Adjusted EBITDA Margin (i) to evaluate our operating results and the effectiveness of our business strategies, (ii) internally as benchmarks to compare our performance to that of our competitors and (iii) as factors in evaluating management’s performance when determining incentive compensation.

We believe that Adjusted EBITDA and Adjusted EBITDA Margin are important measures of operating performance because they eliminate the impact of expenses that do not relate to our core operating performance.

We are unable to reconcile the long-term outlook for Adjusted EBITDA to net income (loss), the corresponding U.S. GAAP measure, due to variability and difficulty in making accurate forecasts and projections and because not all information necessary to prepare the reconciliation is available to us without unreasonable efforts. For the same reasons, we are unable to address the probable significance of the unavailable information because we cannot accurately predict all of the components of the adjusted calculations and the non-GAAP measure may be materially different than the GAAP measure.

Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin

Restaurant-Level Adjusted EBITDA is defined as revenue, less restaurant operating expenses, which include cost of goods sold (excluding depreciation and amortization), labor expenses, occupancy expenses and other operating expenses. Restaurant-Level Adjusted EBITDA excludes corporate level expenses and depreciation and amortization on restaurant property and equipment. Restaurant-Level Adjusted EBITDA Margin represents Restaurant-Level Adjusted EBITDA as a percentage of revenue.

We believe that Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin are important measures to evaluate the performance and profitability of our restaurants, individually and in the aggregate.

See below for a reconciliation of net income, the most directly comparable GAAP measure, to Adjusted EBITDA and Adjusted EBITDA Margin (in thousands):

	Quarter Ended		Fiscal Years Ended
	December 26, 2021	December 27, 2020	December 26, 2021	December 27, 2020
Net (loss) income	$(33,820)	$4,892	$(13,416)	$12,263
Depreciation and amortization	5,087	6,180	23,312	24,584
Interest expense	7,570	10,733	39,694	45,031
Loss on debt extinguishment	7,265	—	7,265	—
Income tax benefit	(3,531)	—	(3,531)	—
EBITDA	(17,429)	21,805	53,324	81,878
Deferred rent (1)	786	721	3,161	2,771
Equity-based compensation	30,264	396	30,708	960
Option holder payment and consulting fees (2)	6,578	500	7,744	2,000
Other income (3)	134	85	292	130
Transaction-related fees & expenses (4)	2,887	—	3,268	65
Adjusted EBITDA	$23,220	$23,507	$98,497	$87,804
Adjusted EBITDA Margin	16.7%	19.8%	18.4%	19.3%
(1) Represents the difference between cash rent payments and the recognition of straight-line rent expense recognized over the lease term.
(2) Represents an option holder payment in connection with the IPO and consulting fees related to our former owner.
(3) Represents loss on disposal of property and equipment.
(4) Represents fees and expenses associated with public company readiness.

See below for a reconciliation of operating income, the most directly comparable GAAP measure, to Restaurant-Level Adjusted EBITDA and Restaurant-Level Adjusted EBITDA Margin (in thousands):

	Quarter Ended		Fiscal Years Ended
	December 26, 2021	December 27, 2020	December 26, 2021	December 27, 2020
Operating Income	$(22,516)	$15,625	$30,012	$57,294
Plus:
General and administrative expenses	51,334	11,936	87,089	39,854
Pre-opening expenses	1,258	1,371	3,565	2,209
Depreciation and amortization	5,087	6,180	23,312	24,584
Net income attributable to equity method investment	(146)	(106)	(797)	(459)
Other income, net	(4)	(445)	(1,099)	(1,537)
Restaurant-Level Adjusted EBITDA	$35,013	$34,561	$142,082	$121,945
Restaurant-Level Adjusted EBITDA Margin	25.2%	29.2%	26.6%	26.8%